ORRICK, HERRINGTON & SUTCLIFFE LLP 666 FIFTH AVENUE NEW YORK, NEW YORK 10103-0001 tel +1-212-506-5000 fax +1-212-506-5151 www.orrick.com

March 12, 2010

The Knot, Inc.
462 Broadway, 6th Floor
New York, New York  10013

Re:	The Knot, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed sale of up to 3,671,526 shares of common stock of The Knot, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), by certain selling stockholders pursuant to a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

We have examined the Registration Statement, and such instruments, documents certificates and records that we deem relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

In rendering this opinion, we have assumed that the Registration Statement becomes and remains effective during the period when the Shares are offered and sold and that the Shares will be offered and sold as described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as originally filed or as amended or supplemented, and to the reference to the use of our name wherever it appears in said Registration Statement.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

Orrick, Herrington & Sutcliffe LLP